SECOND LEASE AMENDMENT

THIS SECOND LEASE AMENDMENT (this “Second Amendment”) is made and entered into as of March 15, 2018 by and between SADDLE LANE REALTY, LLC, a Pennsylvania limited liability company (“Landlord”) and INTERPACE DIAGNOSTICS CORPORATION, a Delaware corporation (“Tenant”).

WITNESSTH:

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated March 31, 2017, as amended by that certain First Lease Amendment dated September 26, 2017 (the “Lease”),1 for 20,000 leasable square feet located on the third and fourth floors of the building known as 2515 Liberty Avenue, Pittsburgh, Pennsylvania 15222.

WHEREAS, the parties seek to amend and extend the Lease as more particularly described herein.

NOW, THEREFORE, in consideration of the premises herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant, intending to be legally bound, agree as follows:

1. Extension of Lease. Subject to the terms and conditions of the Lease and this Second Amendment, Landlord and Tenant hereby agree that the Term of the Lease shall be extended to June 30, 2023. Monthly minimum rent during the Term shall be as follows:

Term	Square Footage Rate	Total Minimum Rent Per Year	Total Minimum Rent Per Month
Until 6/30/2018	$19.50	$390,000.00	$32,500.00
7/1/2018 – 6/30/2019	$20.00	$400,000.00	$33,333.33
7/1/2019 – 6/30/2023	$25.00	$500,000.00	$41,666.67

2. Option to Renew. Section 3.D. of the Lease (styled: Option to Renew) shall be deleted in its entirety and replaced with the following:

3.D. Option to Renew. If the Lease shall not have been terminated pursuant to any provision of the Lease and Tenant shall not be in default under the terms of the Lease, Tenant may, at Tenant’s option, extend the term of the Lease for two (2) consecutive additional terms of five (5) years each, commencing on the expiration of the original term or the extended term (provided the immediately preceding renewal option is timely exercised by Tenant). Tenant shall exercise such option by giving Landlord irrevocable written notice at least eight (8) months prior to the expiration of the original term or, if applicable, the extended term (the “Renewal Notice”). TIME IS OF THE ESSENCE. If Tenant timely and properly delivers the Renewal Notice in accordance with the terms of this Section, the term of the Lease shall be deemed automatically extended upon all of the covenants, agreements, terms, provisions and conditions set forth in the Lease (as amended), except the minimum annual and monthly rent shall be as follows:

1 Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in the Lease.

Renewal Term	Square Footage Rate	Total Minimum Rent Per Year	Total Minimum Rent Per Month	Renewal Notice Deadline
Option 1 (7/1/2023 – 6/30/2028)	$27.50	$550,000.00	$45,833.33	November 1, 2022
Option 2 (7/1/2028 – 6/30/2033)	$30.25	$605,000.00	$50,416.67	November 1, 2027

3. Show Premises. Section 14.D. of the Lease (styled: Rights Reserved to Landlord - Show Premises) shall be deleted in its entirety and replaced with the following:

14.D. Show Premises – To show the Premises to prospective tenants or brokers during the eight (8) month period prior to the expiration of the Term; and, to prospective purchasers, mortgagees and others having a legitimate interest, at all reasonable times upon prior notice given to Tenant at the Premises.

4. Tenant’s Proportionate Share. The parties acknowledge and agree that Tenant’s proportionate share of Additional Rent is 53.33% except for any Additional Rent incurred in or after April, 2018 related to the Parking Lot, in which case, Tenant’s proportionate share shall be 40%. The first sentence of the second full paragraph of Section 3.B of the Lease shall be amended to add the underlined text as follows:

3.B. Tenant’s proportionate share of Additional Rent shall be 53.33% based upon a fraction of which the numerator is the square footage of the Premises (i.e., 20,000 square feet) and the denominator is the total square feet of the Building (i.e., 37,500 square feet), except for any Additional Rent incurred in or after April, 2018 related to the Parking Lot which shall be allocated to Tenant as a 40% proportionate share based on the four (4) non-exclusive parking spaces allocated to Tenant out of ten (10) total spaces.

5. Common Area Charges. The following shall be inserted as Section 3.E. of the Lease:

3.E. Exclusions from common area charges: Notwithstanding anything to the contrary contained in this Lease, common area charges shall specifically exclude the following: (i) expenses for repairs or other work occasioned by fire, windstorm or other insured casualty; (ii) legal fees or expenses incurred in leasing or procuring new tenants (i.e. lease commissions, advertising expenses and expenses of renovating space for new tenants); (iii) legal expenses in enforcing the terms of any lease; (iv) interest or amortization payments on any mortgage or mortgages; (v) advertising and promotional expenses and other costs incurred in procuring tenants or in selling the realty; (vi) costs of relocating any tenant; (vii) rental on ground leases or other underlying leases and the costs of providing the same; (viii) wages, bonuses and other compensation of employees above the grade of building manager and fringe benefits other than insurance plans and tax qualified benefit plans; (ix) any liabilities, costs or expenses associated with or incurred in connection with the removal, enclosure, encapsulation or other handling of Hazardous Substances and/or mold and the cost of defending against claims in regard to the existence or release of Hazardous Substances and/or mold on the realty (except with respect to those costs for which Tenant is otherwise responsible pursuant to the express terms of this Lease); (x) increased insurance or real estate taxes assessed specifically to any tenant of the Building for which Landlord is entitled to reimbursement from any other tenant so that Landlord shall not recover more than the actual insurance cost or real estate tax; (xi) charges for electricity, water, or other utilities, services or goods and applicable taxes for which Tenant or any other tenant, occupant, person or other party is obligated to reimburse Landlord or to pay to third parties so that Landlord shall not recover any item of cost more than once; (xii) cost of any non-common area HVAC, janitorial or other services provided exclusively to other tenants of the Building; (xiii) cost of correcting defects in the design, construction or equipment of, or latent defects in, the realty; (xiv) lease payments for rental equipment (other than equipment for which depreciation is properly charged as an expense) that would constitute a capital expenditure if the equipment were purchased; (xv) charitable or political contributions; (xvi) all other items for which another party compensates or pays so that Landlord shall not recover any item of cost more than once; (xvii) Landlord’s general overhead and any other expenses not directly attributable to the maintenance, repair, operation and management of the realty (e.g. the activities of Landlord’s officers and executives or professional development expenditures), except to the extent included in the management fee permitted hereby; (xviii) costs and expenses incurred in connection with compliance with or contesting or settlement of any claimed violation of law or requirements of law, except to the extent attributable to Tenant’s actions or inactions; (xix) costs of mitigation or impact fees or subsidies (however characterized), imposed or incurred prior to the date of the Lease or imposed or incurred solely as a result of another tenant’s or tenants’ use of the realty their respective premises; and (xx) capital expenditures.

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6. Audit Rights. The following shall be inserted as Section 3.F. of the Lease:

3.F. Audit Rights. Provided Tenant is not in default of the terms of the Lease, Tenant shall have the right to audit and inspect the books and records of Landlord or request and obtain copies of invoices from Landlord with respect to any cost or item included in Additional Rent for the immediately preceding calendar year, available for Tenant’s inspection at Landlord’s principal place of business or at another place designated by Landlord in the Pittsburgh, Pennsylvania area during normal business hours and within ten (10) business days after receiving a written request from Tenant to inspect the same, no more than one time per calendar year. If the results of the audit show an overcharge to Tenant of more than five percent (5%) of the actual amount owed by Tenant, Landlord shall pay the reasonable cost of such non-contingency based audit, provided however, if Landlord provides Tenant copies of invoices evidencing such Additional Rent when Landlord bills for Additional Rent (as is Landlord’s current practice), then Landlord shall not be required to reimburse Tenant for such non-contingency based audit even if the audit shows an overcharge to Tenant of more than five percent (5%) actual amount owed by Tenant. Landlord shall credit or refund to Tenant any overcharge of such item as discovered by the audit within thirty (30) days of the completion of such audit. In the event such audit discloses an undercharge of such items as billed to Tenant, Tenant shall pay to Landlord the amount of such undercharge within thirty (30) days of the completion of such audit.

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7. Approval of Landlord’s Lender. This Second Amendment is conditioned upon Landlord’s lender approving the terms of this Second Amendment. Landlord shall seek its lender’s approval of this Second Amendment promptly after Landlord and Tenant execute this Second Amendment.

8. Ratification of Lease. Except as modified by this Second Amendment, no other changes or modifications to the Lease are intended or implied and the Lease is hereby specifically ratified, confirmed and continues to remain in full force and effect.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, the parties hereto executed this Second Amendment as of the day and year first above written.

WITNESS / ATTEST:	SADDLE LANE REALTY, LLC

By:
David O. Brand, Sole Member

INTERPACE DIAGNOSTICS CORPORATION

By:
	Name:	Jack E. Stover
	Title:	President & CEO

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NOTARY PAGE FOR TENANT

STATE / COMMONWEALTH OF NEW JERSEY	)
	)	SS:
COUNTY OF UNION	)

On this, the 15th day of March, 2018, before me, a Notary Public, the undersigned officer, personally appeared Jack E. Stover who acknowledged himself/herself to be the CEO of INTERPACE DIAGNOSTICS CORPORATION, a Delaware corporation, and that he/she as such CEO, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as CEO.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

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NOTARY PAGE FOR LANDLORD

COMMONWEALTH OF PENNSYLVANIA	)
	)	SS:
COUNTY OF ALLEGHENY	)

On this, the 15th day of March, 2018, before me, a Notary Public, the undersigned officer, personally appeared DAVID O. BRAND, who acknowledged himself to be the Sole Member of SADDLE LANE REALTY, LLC, a Pennsylvania limited liability company, and that he as such Sole Member, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the limited liability company by himself as Sole Member.

IN WITNESS WHEREOF, I hereunto set my hand and official seal.

Notary Public

My Commission Expires:

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